UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2016
______________________________

U.S. CONCRETE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34530	76-0586680
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

331 N. Main Street
Euless, Texas 76039
(Address of principal executive offices, including ZIP code)

(817) 835-4105
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
__________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer and Principal Financial Officer

On January 8, 2016, the Board of Directors (the “Board”) of U.S. Concrete, Inc. (the “Company”) appointed Joseph C. “Jody” Tusa, Jr. as the Company’s Senior Vice President and Chief Financial Officer, effective as of February 1, 2016 (the “Effective Date”). Mr. Tusa will serve as the Company’s Principal Financial Officer.

From May 2015 to January 2016, Mr. Tusa, age 57, served as the Chief Financial Officer of Emerge Energy Services GP LLC, the general partner of Emerge Energy Services LP, an energy services company listed on the New York Stock Exchange. Mr. Tusa began his career with Arthur Andersen in Houston, Texas in its oil and gas exploration and production division. He then served as Chief Financial Officer of DSM Copolymer, Inc., a producer and global supplier of synthetic rubber. From 1997 to 2001, Mr. Tusa served as Senior Vice President of Business Operations for Metamor Worldwide, Inc., an IT services company that was listed on the NASDAQ exchange. From 2001 to December 2007, Mr. Tusa served as the Chief Financial Officer of Comsys IT Partners, Inc., an information technology staffing company and an affiliate of Metamor. From January 2008 to January 2015, Mr. Tusa was the Chief Financial Officer of USA Compression GP, LLC, the general partner of USA Compression Partners, LP, a provider of compression services listed on the New York Stock Exchange. Mr. Tusa received his B.B.A. from Texas State University and his M.B.A. from Louisiana State University. He is licensed as a Certified Public Accountant in the State of Texas.

The terms and conditions of Mr. Tusa’s employment with the Company will be governed by an Offer Letter, dated as of January 8, 2016 (the “Offer Letter”). Among other things, the Offer Letter provides that:

•	Annual Base Salary - Mr. Tusa will be paid an annual base salary of $365,000.

•
Annual Bonus - Mr. Tusa will be eligible for an annual bonus pursuant to the terms and conditions of the Company’s Annual Incentive Plan (as described in the Company’s most recent definitive proxy statement) with a target annual bonus of 60% of annual base salary and a maximum annual bonus of 150% of base salary, which payout is subject to the Board’s approval and payable in the calendar year after it is earned.

•
Equity Grant - On the next annual award grant date, which is currently scheduled for March 1, 2016, Mr. Tusa will be awarded restricted shares of the Company’s common stock equal in value to $352,000, 60% of which will vest over three years in equal, annual installments from the grant date. The remaining 40% of the restricted shares will vest subject to time and performance thresholds to be set by the Compensation Committee of the Board at its February 2016 meeting. The vesting schedule for the restricted shares assumes, and the Company’s Long Term Incentive Plan requires, that Mr. Tusa remain employed with the Company on each vesting date. Mr. Tusa will be eligible for additional equity awards in the same manner as similarly situated executive officers of the Company as approved by the Board.

•	Signing Bonus: Mr. Tusa will receive a signing bonus of up to $175,000, which will be paid as a lump sum, less all applicable withholdings, within 30-days of Mr. Tusa’s start date.

•
Executive Severance Agreement - Subsequent to Mr. Tusa’s start date and subject to the approval by the Compensation Committee, Mr. Tusa will enter into an Executive Severance Agreement, which is anticipated to include provisions for severance pay of (i) one times Mr. Tusa’s annual base pay plus pro-rated target bonus for an involuntary termination and (ii) two times annual base pay and target bonus for a change-in-control termination.

•	Vacation - Mr. Tusa will be eligible for 20 days of annual vacation and personal time off, which is in addition to the Company’s specific schedule of paid holidays.

•
Other Benefits - Mr. Tusa will be eligible to participate in all health and welfare benefit programs available to similarly situated Company executives and will be eligible to participate in the Company’s 401(k) plan and non-qualified deferred compensation plan.

The Offer Letter has no specified term, and Mr. Tusa’s employment with the Company will be on an at-will basis.

The foregoing description of the Offer Letter does not purport to be complete and is subject to, and qualified, in its entirety by, the full text of the Offer Letter, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

There are no arrangements or understandings between Mr. Tusa and any other persons pursuant to which he was appointed as an officer of the Company, he has no family relationships with any of the Company’s directors or executive officers, and he is not a party to, and he does not have any direct or indirect material interest in, any transaction requiring disclosure under Item 404(a) of Regulation S-K.

William J. Sandbrook, the Company’s President and Chief Executive Officer, was appointed by the Board on October 23, 2015 to serve as the Company’s interim Principal Financial Officer while the Company searched for a Chief Financial Officer to fill the then-vacant Chief Financial Officer position. As of the Effective Date, Mr. Sandbrook’s service as interim Principal Financial Officer will cease.

Item 8.01.    Other Events.

The Company issued a press release on January 14, 2016, related to the matters discussed in Item 5.02 above. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Exhibit
10.1	Offer Letter to Joseph Tusa, dated January 8, 2016.
99.1	Press Release of U.S. Concrete, Inc. dated as of January 14, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. CONCRETE, INC.

Date: January 14, 2016	By:	/s/ William J. Sandbrook
William J. Sandbrook
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Exhibit
10.1	Offer Letter to Joseph Tusa, dated January 8, 2016.
99.1	Press Release of U.S. Concrete, Inc. dated as of January 14, 2016.